ChevronTexaco Corporation
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

EXHIBIT 99.1

FOR RELEASE AT 5:30 AM PDT
OCTOBER 29, 2004

CHEVRONTEXACO REPORTS THIRD QUARTER NET INCOME OF $3.2 BILLION,

UP FROM $2 BILLION IN THE 2003 PERIOD

•	Higher oil and gas prices and gains on nonstrategic asset sales contribute to $2.6 billion of upstream earnings
•	Downstream earnings of $0.5 billion reflect increased demand and improved refined-product margins outside the United States
•	Milestones achieved during the quarter in areas of longer-term strategic focus

     SAN RAMON, Calif., October 29, 2004 – ChevronTexaco Corp. today reported net income of $3.2 billion ($1.51 per share – diluted) for the third quarter 2004, compared with net income of $2 billion ($1.01 per share – diluted) in last year’s third quarter. The amount in 2004 included special-item gains of $486 million ($0.23 per share – diluted) related to the sale of nonstrategic assets.

     For the nine months of 2004, net income was $9.9 billion ($4.65 per share – diluted), compared with $5.5 billion ($2.66 per share – diluted) in the corresponding 2003 period.

Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$2,324	$1,565	$7,244	$4,783
Downstream – Refining, Marketing and Transportation	490	181	2,174	934
Chemicals	106	29	239	66
All Other	16	186	(82)	(143)

Total	2,936	1,961	9,575	5,640
Income From Discontinued Operations – Upstream[2]	265	14	313	51
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income[1,2]	$3,201	$1,975	$9,888	$5,495

[1]Includes foreign currency effects	$(29)	$(31)	$(27)	$(233)
[2]Includes income (charges) from special items:
Continuing Operations	$234	$14	$764	$(142)
Discontinued Operations	252	—	252	—

Total	$486	$14	$1,016	$(142)

     “Our strong results in the third quarter build on record earnings for our company in the first half of this year,” said Chairman and CEO Dave O’Reilly. “Third quarter profits in our upstream operations benefited

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from higher prices for crude oil and natural gas than a year ago, while our downstream businesses outside the United States earned higher margins on increased demand for refined products. Partially offsetting these benefits to earnings were the effects of lower margins for refined products in the United States and business disruptions late in the quarter from hurricanes in the Gulf of Mexico and Caribbean areas.”

     In addition to comments on the quarter’s results, O’Reilly noted a number of significant achievements in areas of longer-term strategic focus. “In recent months, we’ve announced several oil and gas discoveries,” O’Reilly said, “and we’ve upgraded our asset portfolio by selling properties that were not expected to provide significant long-term value for our company. So far this year, proceeds from asset sales have totaled more than $3 billion.” O’Reilly said the exploration discoveries occurred in several areas, including the Gulf of Mexico, Western Australia, Venezuela, Nigeria and the offshore area between the Republics of Angola and Congo.

     “Other recent milestones in our upstream operations were the completion of the crude oil upgrading facility at our Hamaca project in Venezuela and incremental production from new projects in China’s Bohai Bay and the Alba Field in the U.K. North Sea,” O’Reilly added.

     O’Reilly said that in the downstream business, more than 1,100 retail service stations worldwide had been sold since early 2003 as part of an objective to dispose of about 1,500 sites. Also, approximately 800 Texaco retail sites had been added to the company’s southeast U.S. service station network, representing significant progress towards the goal of branding 1,000 Texaco sites by the end of this year.

     In summary, O’Reilly said, “We’ve had much success this year both operationally and strategically. As a result of this year’s strong earnings and cash flows, we’ve continued strengthening our balance sheet and adding value for our stockholders, including a 10 percent increase in our quarterly dividend announced early in the third quarter.

     “Through the stock buy-back program initiated in April, we’ve acquired nearly $1.4 billion of our common shares in the open market, including $750 million in the third quarter,” O’Reilly added.

     In the first nine months of this year, O’Reilly said the company reduced its debt by $700 million and contributed nearly $1.2 billion to its U.S. employee pension plans, including $600 million in the third quarter. At the end of September, the company’s debt ratio was 22 percent, down from 26 percent at the end of 2003.

     Relating to upstream results in the third quarter, the company provided information associated with factors contributing to the $2.6 billion of earnings, which included nearly $0.5 billion of gains from nonstrategic asset sales. Average prices for U.S. crude oil and natural gas liquids increased nearly 40 percent from the year-ago period to $36.26 per barrel. Internationally, the average liquids price was up about 43 percent to $37.75. The average sales price for U.S. natural gas increased 14 percent to $5.28 per thousand cubic feet, while internationally the average price of $2.59 increased 2 percent from a year ago. Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined about 6 percent from the 2003 third quarter. About two-thirds of the decline was associated with properties sold since last year’s second quarter. Most of the decline otherwise was associated

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with the shut-down of producing operations in the Gulf of Mexico as a result of hurricanes and the effect of higher prices on certain production-sharing contracts for calculation of cost-recovery volumes.

     Sales and other operating revenues in the third quarter 2004, excluding those associated with discontinued operations, were $40 billion, up 32 percent from the year-ago quarter. For the nine months, comparable sales and other operating revenues of $109 billion increased 22 percent from the corresponding period in 2003. The increase in both periods reflected higher sales prices for refined products and crude oil worldwide and higher prices for natural gas in the United States.

EXPLORATION AND PRODUCTION

     U.S. Exploration and Production

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations*	$1,106	$779	$2,890	$2,426
Income From Discontinued Operations*	58	9	89	36
Cumulative Effect of Accounting Change	—	—	—	(350)

Segment Income*	$1,164	$788	$2,979	$2,112

*Includes income (charges) from special items:
Continuing Operations	$234	$9	$179	$(49)
Discontinued Operations	45	—	45	—

Total Special Items	$279	$9	$224	$(49)

     U.S. exploration and production income of $1.2 billion in the third quarter increased $376 million from the 2003 period, due mainly to higher prices for crude oil and natural gas and special-item gains of $279 million related to the sale of nonstrategic assets. Partially offsetting these benefits to earnings was the effect of lower production than in the year-ago quarter, the effects of mark-to-market adjustments for contracts accounted for as derivatives and the establishment of reserves for litigation matters.

     Net oil-equivalent production declined 13 percent, or 116,000 barrels per day, from the 2003 quarter. The net liquids component of production was down 11 percent to 499,000 barrels per day. Net natural gas production averaged 1.8 billion cubic feet per day, down 15 percent. Excluding the lower production attributable to properties sold since the third quarter of 2003 and the effect of hurricanes, net oil-equivalent production otherwise declined about 7 percent. This decrease resulted mainly from normal field declines, the effects of which were only partially offset by new or increased production in certain fields. On this basis, net liquids and net natural gas production declined 6 percent and 9 percent, respectively.

     Damages from Hurricane Ivan in September 2004 are expected to restrict production in the fourth quarter by approximately 50,000 to 60,000 barrels per day.

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     International Exploration and Production

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations[1,2]	$1,218	$786	$4,354	$2,357
Income from Discontinued Operations[2]	207	5	224	15
Cumulative Effect of Accounting Change	—	—	—	145

Segment Income[1,2]	$1,425	$791	$4,578	$2,517

[1]Includes foreign currency effects	$(57)	$(24)	$(55)	$(187)
[2]Includes income (charges) from special items:
Continuing Operations	$—	$(10)	$585	$(23)
Discontinued Operations	207	—	207	—

Total Special Items	$207	$(10)	$792	$(23)

     International exploration and production income of $1.4 billion increased $634 million from the third quarter 2003, primarily the result of higher prices for crude oil and special-item gains from asset sales.

     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 2 percent, or 29,000 barrels per day, from the year-ago period. The net liquids component declined 22,000 barrels per day to 1,323,000, while natural gas production was down 2 percent to 1.9 billion cubic feet per day.

     Excluding the lower production associated with properties sold since last year’s third quarter and reduced volumes connected with cost-recovery provisions of certain production sharing agreements, net oil-equivalent production increased nearly 4 percent. On this basis, liquids production increased 49,000 barrels per day and natural gas production rose 81 million cubic feet per day. The increase in liquids production resulted primarily from higher production from Chad and Kazakhstan. Natural gas production was higher in a number of countries, including Denmark, Colombia and Trinidad and Tobago. Countries with lower production included Canada, the United Kingdom and the Philippines.

REFINING, MARKETING AND TRANSPORTATION

     U.S. Refining, Marketing and Transportation

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Segment Income*	$96	$148	$889	$405

*Includes charges from special items	$—	$(146)	$—	$(146)

     U.S. refining, marketing and transportation earnings of $96 million declined $52 million from the 2003 quarter. Excluding the effect of special items, earnings declined by $198 million, as a result of lower margins for refined products, mainly on the West Coast, charges for environmental remediation and higher

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refinery fuel costs. Additionally, lower U.S. margins also reflected the shutdown of the company’s refinery in Pascagoula, Mississippi, late in the quarter as a result of Hurricane Ivan, which required additional third-party purchases to fulfill sales requirements.

     Sales volumes for refined products increased 3 percent to 1,553,000 barrels per day on higher demand for gasolines and fuel oil. Branded gasoline sales volumes of 588,000 barrels per day increased 2 percent between quarters. The sales-volume increase partially reflected the reintroduction of the Texaco brand in the Southeast.

     International Refining, Marketing and Transportation

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Segment Income[1,2]	$394	$33	$1,285	$529

[1]Includes foreign currency effects	$10	$(9)	$12	$(87)

[2]Includes charges from special items	$—	$(104)	$—	$(189)

     International refining, marketing and transportation earned $394 million in the 2004 quarter, an increase of $361 million from the year-ago period. Excluding the effect of special items, earnings increased $257 million. The improvement resulted mainly from higher margins for refined products in most of the company’s operating areas, higher sales volumes and higher income from equity affiliates.

     Total refined-product sales volumes of 2,386,000 barrels per day were 6 percent higher than last year’s quarter. The higher sales volume was the result of higher demand for jet fuel, increased trading sales of gasolines and the company’s increased ownership in Singapore Refining Company.

CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Segment Income*	$106	$29	$239	$66

*Includes foreign currency effects	$2	$3	$(2)	$13

     Chemical operations earned $106 million, up $77 million compared with the 2003 quarter. Results for the company’s Oronite subsidiary improved on higher overall sales volumes. Earnings for the 50 percent-owned Chevron Phillips Chemical Company LLC also increased, primarily as the result of increased commodity chemical products sales volumes and product margins and higher equity-affiliate income.

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ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2004	2003	2004	2003
Net Income (Charges) Before Cumulative Effect[1,2] of Changes in Accounting Principles	$16	$186	$(82)	$(143)
Cumulative Effect of Accounting Changes	—	—	—	9

Segment Income (Charges)[1,2]	$16	$186	$(82)	$(134)

[1]Includes foreign currency effects	$16	$(1)	$18	$28

[2]Includes income from special items	$—	$265	$—	$265

     All Other consists of the company’s interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

     Net segment income was $16 million in the third quarter 2004, a $170 million decline compared with the corresponding 2003 period. Excluding the effect of special items in 2003, segment results were $95 million higher in the 2004 quarter. Benefits in the 2004 period related primarily to corporate consolidated tax effects, higher interest income and lower interest expense. These benefits were partially offset by an additional impairment charge associated with Dynegy’s sale of Illinois Power Company assets in September, environmental charges in the 2004 period and an increase in other corporate charges.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures in the first nine months of 2004 were $5.7 billion, compared with $5.1 billion in the corresponding 2003 period. The company’s share of equity affiliates’ expenditures were about $300 million higher in 2004 than in the 2003 period. About 80 percent of the total 2004 expenditures were for exploration and production projects, reflecting the company’s continued emphasis on profitably growing its upstream businesses.

# # #

10/29/04

NOTICE

ChevronTexaco’s discussion of third quarter 2004 earnings with security analysts will take place on Friday, October 29, 2004, at 8:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected fourth quarter 2004 interim company and industry performance data on its Web site on Wednesday, January 6, 2005, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental laws or regulations; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

	Three Months		Nine Months
CONSOLIDATED STATEMENT OF INCOME	Ended September 30		Ended September 30
(unaudited)	2004	2003(1)	2004	2003(1)
REVENUES AND OTHER INCOME
Sales and other operating revenues (2)	$39,598	$30,041	$109,203	$89,502
Income from equity affiliates	612	286	1,797	767
Other income	505	148	1,566	242
Gain from exchange of Dynegy securities	—	365	—	365

Total Revenues and Other Income	40,715	30,840	112,566	90,876

COSTS AND OTHER DEDUCTIONS
Purchased Crude Oil and Products, Operating and Other Expenses	29,607	21,573	78,739	63,102
Depreciation, depletion and amortization	1,219	1,390	3,650	3,999
Taxes other than on income (2)	4,948	4,417	14,602	13,258
Interest and debt expense	107	115	294	363
Minority interests	23	24	63	66

Total Costs and Other Deductions	35,904	27,519	97,348	80,788

Income From Continuing Operations Before Income Tax Expense	4,811	3,321	15,218	10,088
Income tax expense	1,875	1,360	5,643	4,448

Income From Continuing Operations	2,936	1,961	9,575	5,640
Income From Discontinued Operations	265	14	313	51

Income Before Cumulative Effect of Changes in Accounting Principles	3,201	1,975	9,888	5,691
Cumulative effect of changes in accounting principles, net of tax	—	—	—	(196)

NET INCOME	$3,201	$1,975	$9,888	$5,495

PER-SHARE OF COMMON STOCK (3)
Income From Continuing Operations (4) - Basic	$1.38	$1.00	$4.51	$2.72
- Diluted	$1.38	$1.00	$4.50	$2.72
Income From Discontinued Operations - Basic	$0.13	$0.01	$0.15	$0.03
- Diluted	$0.13	$0.01	$0.15	$0.03
Cumulative Effect of Changes in Accounting Principles - Basic	—	—	—	$(0.09)
- Diluted	—	—	—	$(0.09)
Net Income (4) - Basic	$1.51	$1.01	$4.66	$2.66
- Diluted	$1.51	$1.01	$4.65	$2.66
Dividends	$0.40	$0.36	$1.13	$1.06
Weighted Average Number of Shares Outstanding (000’s)(3) - Basic	2,113,431	2,125,436	2,120,986	2,124,947
- Diluted	2,122,337	2,128,181	2,128,009	2,127,927

(1) 2003 conformed to the 2004 presentation for discontinued operations.

(2) Includes consumer excise taxes.	$2,040	$1,814	$5,818	$5,270

(3)	Per-share amounts and weighted average number of shares outstanding in all periods reflect a two-for-one stock split effected as a 100 percent stock dividend in September 2004.

(4)	The amounts in 2003 include a benefit of $0.08 for the company’s share of a capital stock transaction of its Dynegy affiliate, which under the applicable accounting rules was recorded directly to the company’s retained earnings and not included in net income for the period.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Nine Months
SPECIAL ITEMS INCLUDED IN NET INCOME (1)	Ended September 30		Ended September 30
(unaudited)	2004	2003	2004	2003
U.S. Upstream
Asset dispositions/impairments - continuing operations	$234	$9	$234	$(49)
Asset dispositions/impairments - discontinued operations	45	—	45	—
Litigation provisions	—	—	(55)	—
International Upstream
Asset dispositions/impairments - continuing operations	—	(10)	585	(23)
Asset dispositions/impairments - discontinued operations	207	—	207	—
U.S. Downstream
Asset Dispositions	—	14	—	14
Environmental Remediation Provisions	—	(132)	—	(132)
Restructuring and Reorganizations	—	(28)	—	(28)
International Downstream
Asset dispositions/impairments	—	(62)	—	(147)
Restructuring and Reorganizations	—	(42)	—	(42)
All Other
Asset dispositions/impairments	—	(84)	—	(84)
Restructuring and Reorganizations	—	(16)	—	(16)
Dynegy preferred stock restructuring	—	365	—	365

Total Special Items	$486	$14	$1,016	$(142)

INCOME FROM CONTINUING OPERATIONS
– BY MAJOR OPERATING AREA	Three Months		Nine Months
	Ended September 30		Ended September 30
(unaudited)	2004	2003	2004	2003
Upstream – Exploration and Production
United States	$1,106	$779	$2,890	$2,426
International	1,218	786	4,354	2,357

Total Exploration and Production	2,324	1,565	7,244	4,783

Downstream – Refining, Marketing and Transportation
United States	96	148	889	405
International	394	33	1,285	529

Total Refining, Marketing and Transportation	490	181	2,174	934

Chemicals	106	29	239	66
All Other (2)	16	186	(82)	(143)

Income From Continuing Operations	2,936	1,961	9,575	5,640
Income From Discontinued Operations	265	14	313	51
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income	$3,201	$1,975	$9,888	$5,495

SELECTED BALANCE SHEET ACCOUNT DATA
(unaudited)	Sept. 30, 2004	Dec. 31, 2003
Cash and Cash Equivalents	$10,037	$4,266
Marketable Securities	$1,005	$1,001
Total Assets	$91,020	$81,470
Total Debt	$11,855	$12,597
Stockholders’ Equity	$42,842	$36,295

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
CAPITAL AND EXPLORATORY EXPENDITURES (1)	Ended September 30		Ended September 30
(Millions of Dollars)	2004	2003	2004	2003
United States
Exploration and Production	$434	$378	$1,330	$1,116
Refining, Marketing and Transportation	107	73	246	300
Chemicals	31	27	92	71
Other	83	84	393	261

Total United States	655	562	2,061	1,748

International
Exploration and Production	1,080	880	3,108	2,870
Refining, Marketing and Transportation	165	154	476	437
Chemicals	7	4	15	13
Other	—	26	2	12

Total International	1,252	1,064	3,601	3,332

Worldwide	$1,907	$1,626	$5,662	$5,080

	Three Months			Nine Months
	Ended September 30			Ended September 30
OPERATING STATISTICS (1)	2004	2003		2004	2003
NET LIQUIDS PRODUCTION (MB/D):
United States	499	561		522	567
International	1,179	1,215		1,206	1,242

Worldwide	1,678	1,776		1,728	1,809

NET NATURAL GAS PRODUCTION (MMCF/D):(2)
United States	1,813	2,137		1,958	2,267
International	1,914	1,956		2,078	2,061

Worldwide	3,727	4,093		4,036	4,328

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D):(3)	144	130		142	107

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D):(4)
United States	801	917		848	945
International	1,642	1,671		1,694	1,693

Worldwide	2,443	2,588		2,542	2,638

SALES OF NATURAL GAS (MMCF/D):
United States	3,927	3,683		3,942	3,893
International	1,908	1,815		1,900	1,987

Worldwide	5,835	5,498		5,842	5,880

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	184	168		181	199
International	92	102		101	110

Worldwide	276	270		282	309

SALES OF REFINED PRODUCTS (MB/D):
United States	1,553	1,511		1,521	1,435
International	2,386	2,243		2,404	2,290

Worldwide	3,939	3,754		3,925	3,725

REFINERY INPUT (MB/D):
United States	918	1,027		936	951
International	1,024	997		1,047	1,064

Worldwide	1,942	2,024	(5)	1,983	2,015	(5)

(1) Includes interest in affiliates.

(2) Includes natural gas consumed on lease (MMCF/D):
United States	60	64	54	60
International	280	262	295	262

(3) Includes other international produced volumes (MB/D):
Athabasca Oil Sands	31	23	29	12
Boscan Operating Service Agreement	113	107	113	95

(4) The oil-equivalent sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas (OEG) conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2003 volumes conformed to 2004 presentation.